Exhibit 99.2

Beazer Homes Announces Closing of Offering of $200 Million Senior Notes and Redemption of 6⅞% Senior Notes Due 2015
ATLANTA, February 1, 2013 -- Beazer Homes USA, Inc. (NYSE: BZH) (the “Company”) announced today the completion of its previously-announced offering of $200 million of 7.250% Senior Notes due 2023 (the “Notes”). The Notes were offered in a private offering that was exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”). The Company offered the Notes within the United States to qualified institutional buyers in accordance with Rule 144A and outside the United States in accordance with Regulation S under the Securities Act. The net proceeds from the offering have been or will be used to fund or replenish cash that was used to fund the redemption of the Company's 6⅞% senior notes due 2015 (the “2015 Notes”) and for general corporate purposes. The 2015 Notes have been called for redemption, and the redemption will occur on February 19, 2013.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Notes nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The offer and sale of the Notes have not been registered under the Securities Act or applicable state securities laws, and the Notes were offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. Unless so registered, the Notes cannot be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.
About Beazer Homes USA, Inc.
Headquartered in Atlanta, Beazer Homes is one of the country's ten largest single-family homebuilders. The Company's homes meet or exceed the benchmark for energy-efficient home construction as established by ENERGY STAR® and are designed with flexible floorplan options to meet the personal preferences and lifestyles of its buyers. In addition, the Company is committed to providing a range of preferred lender choices to facilitate transparent competition between lenders and enhanced customer service. The Company offers homes in 16 states, including Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas and Virginia. Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.”
Source: Beazer Homes USA, Inc.
Beazer Homes USA, Inc.
Carey Phelps, 770-829-3700
Director, Investor Relations & Corporate Communications
investor.relations@beazer.com